Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2021 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, August 2, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the second quarter ended June 30, 2021.

SECOND QUARTER HIGHLIGHTS
•Q2 2021 average production of 16,516 bo/d (27,352 boe/d)
•Q2 2021 consolidated net income (including non-controlling interest) of $42.4 million; adjusted net income (as defined and reconciled below) of $51.0 million
•Q2 2021 cash distribution of $0.33 per common unit, representing approximately 70% of total cash available for distribution of $0.47 per common unit; $0.33 distribution implies a 7.3% annualized yield based on the July 30, 2021 unit closing price of $18.01
•Consolidated adjusted EBITDA (as defined and reconciled below) of $83.3 million and cash available for distribution to Viper’s common units (as reconciled below) of $30.3 million
•Repurchased 403,163 common units in Q2 2021 for an aggregate of $6.8 million; from the end of the second quarter through July 30, 2021, Viper repurchased an additional 294,921 common units for an aggregate of $5.1 million
•Ended the second quarter of 2021 with total long-term debt of $541.9 and net debt of $499.5 million (as defined and reconciled below); net debt down $130.3 million since June 30, 2020, or an approximately 21% reduction over the past twelve months
•184 total gross (3.3 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q2 2021 with an average lateral length of 8,638 feet
•Initiating average daily production guidance for the second half of 2021 of 15,500 to 16,250 bo/d (25,750 to 27,000 boe/d)
•Increasing full year 2021 average daily production guidance to 15,750 to 16,250 bo/d (26,250 to 27,000 boe/d), an increase of approximately 2% at the midpoint
•As of July 12, 2021, there were approximately 467 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.8% net royalty interest (8.3 net 100% royalty interest wells)
•Approximately 496 gross (7.2 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•A portion of distributions paid in 2021 are reasonably estimated to not constitute dividends for U.S. federal income tax purposes. Approximately 80% are estimated to constitute non-taxable reductions to tax basis.

“Viper’s production during the second quarter was supported by concentrated exposure to Diamondback’s Midland Basin development plan, as well as increasing activity from third party operators. As a result of this strong production, and enhanced by our best-in-class cost structure, Viper generated over $75 million in net cash from operating activities during the quarter. This strong cash flow generation, and the resulting continued decrease in net debt, has enabled Viper to increase our distribution to common unitholders to 70% of cash available for distribution. This increase in our distribution marks the second consecutive quarter of increasing return of capital to unitholders, and the $0.33 per common unit distribution represents a 32% increase from the first quarter distribution,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Looking ahead, Viper has increased its production outlook for 2021 and continues to maintain visibility into Diamondback’s expected forward development plan that includes several large pads where Viper will own a significant royalty interest. With the balance sheet in strong shape and the current distribution representing a greater than 7% yield, Viper plans to retain 30% of its cash flow during the coming quarters to focus primarily on acquiring additional royalty interests that are operated by Diamondback as well as continuing to repurchase common units under our repurchase program approved by the Board. Viper’s acquisition strategy is unique in the minerals industry in that we have a clear understanding of our parent company’s expected development plans, where others must rely on existing permits or other signs of development to give confidence in future cash flows.”

FINANCIAL UPDATE

Viper’s second quarter 2021 average unhedged realized prices were $62.51 per barrel of oil, $2.96 per Mcf of natural gas and $22.21 per barrel of natural gas liquids, resulting in a total equivalent realized price of $45.58/boe.

During the second quarter of 2021, the Company recorded total operating income of $114.2 million and consolidated net income (including non-controlling interest) of $42.4 million.

As of June 30, 2021, the Company had a cash balance of $42.4 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $541.9 million, resulting in net debt (as defined and reconciled below) of $499.5 million. Viper’s outstanding long-term debt as of June 30, 2021 consisted of $479.9 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $62.0 million in borrowings on its revolving credit facility, leaving $438.0 million available for future borrowings and $480.4 million of total liquidity.

Viper entered into an amendment to its revolving credit facility in June 2021 where its borrowing base of $580.0 million was reaffirmed and the Company elected a commitment amount of $500.0 million. Additionally, the facility’s maturity date was extended to June 2025 from November 2022.

SECOND QUARTER 2021 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended June 30, 2021 of $0.33 per common unit. The distribution is payable on August 19, 2021 to eligible common unitholders of record at the close of business on August 12, 2021. This distribution represents approximately 70% of total cash available for distribution.

On March 11, 2021 and May 20, 2021, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that a portion of such distribution, as well as the distribution payable on August 19, 2021, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 80% of these distributions are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the second quarter of 2021, Viper repurchased 403,163 common units for an aggregate of $6.8 million. From the end of the second quarter through July 30, 2021, Viper repurchased an additional 294,921 common units for an aggregate of $5.1 million. In total through July 30, 2021, the Company had repurchased 3,613,049 common units at an average price of $13.54 per unit, utilizing approximately 49% of the $100.0 million approved by the Board for the repurchase program.

The repurchase program is authorized to extend through December 31, 2021 and the Company intends to purchase common units under the repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any common units purchased as part of this program will be retired.

OPERATIONS AND ACQUISITIONS UPDATE

During the second quarter of 2021, Viper estimates that 184 gross (3.3 net 100% royalty interest) horizontal wells with an average royalty interest of 1.8% were turned to production on its existing acreage position with an average lateral length of 8,638 feet. Of these 184 gross wells, Diamondback is the operator of 24 gross wells with an average royalty interest of 10.9%, and the remaining 160 gross wells, with an average royalty interest of 0.4%, are operated by third parties.

During the second quarter of 2021, Viper had immaterial acquisitions or divestitures of mineral and royalty interests, bringing the Company’s footprint of mineral and royalty interests as of June 30, 2021 to a total of 24,341 net royalty acres.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (second quarter 2021)(1):
Gross wells	24	160	184
Net 100% royalty interest wells	2.6	0.7	3.3
Average percent net royalty interest	10.9%	0.4%	1.8%

Horizontal producing well count (as of July 12, 2021):
Gross wells	1,189	3,671	4,860
Net 100% royalty interest wells	92.8	54.0	146.8
Average percent net royalty interest	7.8%	1.5%	3.0%

Horizontal active development well count (as of July 12, 2021):
Gross wells	67	400	467
Net 100% royalty interest wells	5.0	3.2	8.3
Average percent net royalty interest	7.5%	0.8%	1.8%

Line of sight wells (as of July 12, 2021)
Gross wells	113	383	496
Net 100% royalty interest wells	4.5	2.7	7.2
Average percent net royalty interest	3.9%	0.7%	1.4%

(1) Average lateral length of 8,638 feet.

There continues to be active development across Viper’s asset base with near-term activity expected to be driven primarily by Diamondback operations. The 467 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. The 496 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2021, as well as average production guidance for the second half of 2021.

Viper Energy Partners

2H 2021 Net Production - MBo/d	15.50 - 16.25
2H 2021 Net Production - MBoe/d	25.75 - 27.00
Full Year 2021 Net Production - MBo/d	15.75 - 16.25
Full Year 2021 Net Production - MBoe/d	26.25 - 27.00

Unit costs ($/boe)
Depletion	$9.50 - $10.50
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense(1)	$3.00 - $3.25

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
(1)Assumes actual interest expense for the first half of 2021 plus expected interest for the remainder of 2021 assuming $480.0 million in principal of senior notes and $60.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2021 on Tuesday, August 3, 2021 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 1383663. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, August 3, 2021 through Tuesday, August 10, 2021 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 5896442. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current volatile industry and macroeconomic conditions, volatile commodity prices, production levels on properties in which Viper has mineral and royalty interests, the effect of the recent presidential and congressional elections on environmental policies and regulations impacting Viper and its operators, severe weather conditions (such as the impact of the severe winter storms in February 2021 in the Permian Basin on production volumes on Viper’s mineral and royalty acreage), any acquisitions or dispositions, Diamondback’s plans for developing Viper’s acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$42,422	$19,121
Royalty income receivable (net of allowance for credit losses)	42,011	32,210
Royalty income receivable—related party	3,679	1,998
Other current assets	658	665
Total current assets	88,770	53,994
Property:
Oil and natural gas interests, full cost method of accounting ($1,319,256 and $1,364,906 excluded from depletion at June 30, 2021 and December 31, 2020, respectively)	2,896,361	2,895,542
Land	5,688	5,688
Accumulated depletion and impairment	(545,040)	(496,176)
Property, net	2,357,009	2,405,054
Other assets	4,383	2,327
Total assets	$2,450,162	$2,461,375
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$39	$43
Accrued liabilities	17,159	18,262
Derivative instruments	51,762	26,593
Total current liabilities	68,960	44,898
Long-term debt, net	534,180	555,644
Total liabilities	603,140	600,542
Commitments and contingencies
Unitholders’ equity:
General partner	769	809
Common units (64,546,377 units issued and outstanding as of June 30, 2021 and 65,817,281 units issued and outstanding as of December 31, 2020)	594,777	633,415
Class B units (90,709,946 units issued and outstanding June 30, 2021 and December 31, 2020)	981	1,031
Total Viper Energy Partners LP unitholders’ equity	596,527	635,255
Non-controlling interest	1,250,495	1,225,578
Total equity	1,847,022	1,860,833
Total liabilities and unitholders’ equity	$2,450,162	$2,461,375

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating income:
Royalty income	$113,458	$32,444	$209,970	$109,273
Lease bonus income	484	23	809	1,645
Other operating income	208	202	347	443
Total operating income	114,150	32,669	211,126	111,361
Costs and expenses:
Production and ad valorem taxes	8,152	3,110	14,801	9,257
Depletion	23,978	22,782	48,864	47,424
General and administrative expenses	2,162	1,683	4,383	4,349
Total costs and expenses	34,292	27,575	68,048	61,030
Income (loss) from operations	79,858	5,094	143,078	50,331
Other income (expense):
Interest expense, net	(7,973)	(7,669)	(15,833)	(16,632)
Gain (loss) on derivative instruments, net	(29,546)	(34,443)	(61,050)	(42,385)
Gain (loss) on revaluation of investment	—	3,443	—	(6,677)
Other income, net	39	519	77	923
Total other expense, net	(37,480)	(38,150)	(76,806)	(64,771)
Income (loss) before income taxes	42,378	(33,056)	66,272	(14,440)
Provision for (benefit from) income taxes	—	—	35	142,466
Net income (loss)	42,378	(33,056)	66,237	(156,906)
Net income (loss) attributable to non-controlling interest	37,716	(11,304)	64,595	7,015
Net income (loss) attributable to Viper Energy Partners LP	$4,662	$(21,752)	$1,642	$(163,921)

Net income (loss) attributable to common limited partner units:
Basic	$0.07	$(0.32)	$0.03	$(2.42)
Diluted	$0.07	$(0.32)	$0.03	$(2.42)
Weighted average number of common limited partner units outstanding:
Basic	64,672	67,831	65,014	67,827
Diluted	64,795	67,831	65,151	67,827

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$42,378	$(33,056)	$66,237	$(156,906)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	—	—	—	142,466
Depletion	23,978	22,782	48,864	47,424
(Gain) loss on derivative instruments, net	29,546	34,443	61,050	42,385
Net cash receipts (payments) on derivatives	(20,940)	(2,101)	(35,882)	(2,554)
(Gain) loss on revaluation of investment	—	(3,443)	—	6,677
Other	1,091	847	1,992	1,808
Changes in operating assets and liabilities:
Royalty income receivable	(220)	5,842	(9,801)	25,971
Royalty income receivable—related party	1,842	(917)	(1,681)	9,659
Other	(2,654)	(4,645)	(1,099)	(1,067)
Net cash provided by (used in) operating activities	75,021	19,752	129,680	115,863
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(745)	(646)	(819)	(65,272)
Net cash provided by (used in) investing activities	(745)	(646)	(819)	(65,272)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	25,000	—	25,000	92,000
Repayment on credit facility	(20,000)	(20,000)	(47,000)	(35,000)
Repayment of senior notes	—	(13,787)	—	(13,787)
Repurchased units as part of unit buyback	(6,779)	—	(19,822)	—
Distributions to public	(16,047)	(6,714)	(25,107)	(36,928)
Distributions to Diamondback	(22,886)	(9,175)	(35,712)	(50,348)
Other	(2,869)	(38)	(2,919)	(467)
Net cash provided by (used in) financing activities	(43,581)	(49,714)	(105,560)	(44,530)
Net increase (decrease) in cash	30,695	(30,608)	23,301	6,061
Cash and cash equivalents at beginning of period	11,727	40,271	19,121	3,602
Cash and cash equivalents at end of period	$42,422	$9,663	$42,422	$9,663

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Production Data:
Oil (MBbls)	1,503	1,395	1,315
Natural gas (MMcf)	3,219	3,262	2,685
Natural gas liquids (MBbls)	449	407	467
Combined volumes (MBOE)(1)	2,489	2,346	2,230

Average daily oil volumes (BO/d)(2)	16,516	15,500	14,453
Average daily combined volumes (BOE/d)(2)	27,352	26,066	24,508

Average sales prices(2):
Oil ($/Bbl)	$62.51	$56.16	$21.00
Natural gas ($/Mcf)	$2.96	$2.77	$0.46
Natural gas liquids ($/Bbl)	$22.21	$22.42	$7.69
Combined ($/BOE)(3)	$45.58	$41.14	$14.55

Oil, hedged ($/Bbl)(4)	$48.58	$45.45	$22.39
Natural gas, hedged ($/Mcf)(4)	$2.96	$2.77	$(1.01)
Natural gas liquids ($/Bbl)(4)	$22.21	$22.42	$7.69
Combined price, hedged ($/BOE)(4)	$37.18	$34.77	$13.60

Average Costs ($/BOE):
Production and ad valorem taxes	$3.28	$2.83	$1.39
General and administrative - cash component(5)	0.73	0.81	0.63
Total operating expense - cash	$4.01	$3.64	$2.02

General and administrative - non-cash unit compensation expense	$0.14	$0.13	$0.13
Interest expense, net	$3.20	$3.35	$3.44
Depletion	$9.63	$10.61	$10.21
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Average daily volumes and average sales prices presented are based on actual production volumes and not calculated utilizing the rounded production volumes presented in the table above.
(3)Realized price net of all deducts for gathering, transportation and processing.
(4)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(5)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended June 30, 2021
Net income (loss) attributable to Viper Energy Partners LP	$4,662
Net income (loss) attributable to non-controlling interest	37,716
Net income (loss)	42,378
Interest expense, net	7,973
Non-cash unit-based compensation expense	338
Depletion	23,978
Non-cash (gain) loss on derivative instruments	8,606
Consolidated Adjusted EBITDA	83,273
Less: Adjusted EBITDA attributable to non-controlling interest(1)	48,637
Adjusted EBITDA attributable to Viper Energy Partners LP	$34,636

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	$(4,187)
Distribution equivalent rights payments	(55)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$30,349

Common limited partner units outstanding	64,546

Cash available for distribution per limited partner unit	$0.47
Cash per unit approved for distribution	$0.33
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30, 2021
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$4,662	$0.07
Net income (loss) attributable to non-controlling interest	37,716	0.58
Net income (loss)	42,378	0.65
Non-cash (gain) loss on derivative instruments, net	8,606	0.14
Adjusted net income (loss)(1)	50,984	0.79
Less: Adjusted net income (loss) attributed to non-controlling interests(1)	45,376	0.70
Adjusted net income (loss) attributable to Viper Energy Partners LP	$5,608	$0.09

Weighted average common units outstanding:
Basic		64,672
Diluted		64,795
(1) Calculated using diluted shares (non-GAAP)

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance, discounts and premiums) less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	June 30, 2021	Net Q1 Principal Borrowings/(Repayments)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(in thousands)
Total long-term debt(1)	$541,938	$5,000	$536,938	$563,938	$606,438	$639,438
Cash and cash equivalents	(42,422)		(11,727)	(19,121)	(7,374)	(9,663)
Net debt	$499,516		$525,211	$544,817	$599,064	$629,775
(1) Excludes debt issuance, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2021	Q4 2021	Q1 2022
Collars - WTI (Cushing)	10,000	10,000	2,500
Floor Price	$30.00	$30.00	$45.00
Ceiling Price	$43.05	$43.05	$79.55
Deferred Premium Puts - WTI (Cushing)	—	—	7,500
Strike	$—	$—	$47.51
Premium	$—	$—	$(1.66)

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Costless Collars - Henry Hub	20,000	20,000	20,000	20,000
Floor Price	$2.50	$2.50	$2.50	$2.50
Ceiling Price	$4.62	$4.62	$4.62	$4.62

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.